                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                  TEAM, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                                   TEAM, INC.
                          1001 FANNIN ST., SUITE 4656
                              HOUSTON, TEXAS 77002
                                 (713) 659-3600

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 1, 1995

To the Shareholders of Team, Inc.:

     The 1995 Annual Meeting of Shareholders of Team, Inc. (the "Company") will be held on Wednesday, November 1, 1995 at 3:00 p.m. Houston time, at The Wyndham Warwick, The Presidential Suite, 5701 Main Street, Houston, Texas for the following purposes:

          1. To elect two persons to serve as Class III Directors for a term of three years on the Company's Board of Directors consisting of three classes of directors with staggered terms;

          2. To consider and vote on a proposal to approve the appointment of Deloitte & Touche as the independent certified public accountants to audit the Company's accounts for the fiscal year ending May 31, 1996; and

          3. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed the close of business on September 15, 1995 as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the Annual Meeting of Shareholders and any adjournment thereof.

     All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                                          By Order of the Board of Directors

                                          William A. Ryan
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer

September 26, 1995

                            YOUR VOTE IS IMPORTANT.
       PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

                                   TEAM, INC.
                          1001 FANNIN ST., SUITE 4656
                              HOUSTON, TEXAS 77002
                                 (713) 659-3600

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Team, Inc., a Texas corporation (the "Company"), to be voted at the 1995 Annual Meeting of Shareholders (the "1995 Annual Meeting"), and at any adjournment thereof, to be held at the time and place and for the purposes set forth in the accompanying Notice. This Proxy Statement and enclosed form of proxy is being mailed to shareholders beginning on or about September 26, 1995.

     The Company will bear costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers and employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

     All duly executed proxies received prior to the 1995 Annual Meeting will be voted in accordance with the choices specified thereon, unless revoked as described below. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy: (1) FOR the election of the two nominees listed herein as Class III Directors for a term of three years; (2) FOR the proposal to approve the appointment of Deloitte & Touche as independent certified public accountants of the Company for the fiscal year ending May 31, 1996; and (3) in the discretion of such person in connection with any other business that may properly come before the meeting. Shareholders may revoke their proxy at any time prior to the exercise thereof by written notice to Mr. William A. Ryan of the Company at the above address of the Company, by the execution and delivery of a later dated proxy or by attendance at the meeting and voting their shares in person. Proxy cards that are not signed or that are not returned are treated as not voted for any purposes.

                               VOTING SECURITIES

     As of the close of business on September 15, 1995, the record date for determining shareholders entitled to vote at the 1995 Annual Meeting, the Company had outstanding and entitled to vote 5,159,842 shares of common stock. Each share of common stock is entitled to one vote with respect to each matter to be acted upon at the meeting. The holders of a majority of the total shares of common stock of the Company issued and outstanding as of September 15, 1995, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions, or with respect to the election of directors withholds, are counted for purposes of determining the presence or absence of a quorum for the transaction of business while broker non-votes are not so counted. Additionally, abstentions and/or withholds are counted in tabulations of the votes cast on proposals presented to shareholders whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

GENERAL

     The Company's Restated Articles of Incorporation and Bylaws provide that the Company's Board of Directors will consist of not less than six nor more than nine persons, the exact number to be fixed from time-to-time by the Board of Directors. The Board of Directors has fixed the number of directors constituting the Board of Directors at seven, divided into three classes with staggered three-year terms.

     The Board of Directors has nominated two Class III Directors to be elected to serve a three-year term expiring on the date of the Annual Meeting of Shareholders of the Company to be held in 1998, and to hold office until their successors are duly elected and qualified. Mr. Sidney B. Williams has been nominated by the Board of Directors to stand for reelection as a Class III Director for a three-year term and Mr. George W. Harrison has been nominated by the Board of Directors to stand for election as a Class III Director for a three-year term.

     Directors are elected by a plurality of votes cast at the Annual Meeting. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the 1995 Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee's stead, of such other persons as the Board of Directors of the Company may recommend. The management has no reason to believe that either of the nominees will be unable or unwilling to stand for election or to serve if elected.

NOMINEES

     Set forth below is certain information as of September 15, 1995 concerning the nominees for election as Class III Directors at the 1995 Annual Meeting, including the business experience of each for at least the past five years:

                                                      PRESENT POSITION       DIRECTOR
                   NAME                      AGE      WITH THE COMPANY       SINCE
- ------------------------------------------   ---    ---------------------    ----
Mr. Sidney B. Williams....................    62    Director                 1973
Mr. George W. Harrison....................    68    Senior Vice President     --

     Mr. Williams is a sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas and has been a partner in that firm for more than the past five years.

     Mr. Harrison joined the Company in 1974 as Vice President and assumed his position as Senior Vice President in 1987. He is involved in most aspects of the Company, including primarily, operations, engineering, marketing and the research and development functions of the Company.

     Mr. Williams and Mr. E. Theodore Laborde, a Class II Director of the Company, are brothers-in-law.

DIRECTORS CONTINUING IN OFFICE

     Set forth below is certain information concerning the five directors continuing in office until the expiration of their respective terms, including the business experience of each for at least the past five years:

                                                                                  EXPIRATION
                                                                                     OF
                                            PRESENT POSITION            DIRECTOR   PRESENT
          NAME              AGE             WITH THE COMPANY             SINCE      TERM
          ----              ---             ----------------            ------       ----
William A. Ryan..........    68    Chairman of the Board of Directors,    1987       1996
                                   President and Chief Executive Officer
John L. Farrell, Jr......    66    Director                               1991       1996
Jack M. Johnson, Jr......    57    Director                               1992       1997
E. Theodore Laborde......    57    Director                               1991       1997
Thomas N. Amonett........    51    Director                               1994       1997

     Mr. Ryan was elected Chairman of the Board of Directors, President and Chief Executive Officer of the Company in August of 1995. Previously Mr. Ryan was President and Chief Operating Officer of Continental Materials Corporation in Chicago, Illinois, from 1974 until his retirement in August 1995. Mr. Ryan continues to serve as a Director of Continental Materials Corporation. Continental Materials Corporation engages in the business of manufacturing heating and cooling equipment and producing minerals and mineral products, and its common stock is listed on the American Stock Exchange.

     Mr. Farrell has been a principal in The Morgan Investment Group, a consulting firm located in Tulsa, Oklahoma, since January 1988. The Morgan Investment Group invests in and provides advisory services to privately held companies. Mr. Farrell has acted as the Chairman of the Executive Committee of Diagnetics, Inc. since January, 1990, and Chief Financial Officer from June 1994 to the present date. Diagnetics, Inc. is a privately held electronic instrumentation and equipment manufacturer.

     Mr. Johnson has been Managing General Partner of Wintermann & Company, a general partnership that owns approximately 25,000 acres of real estate in Texas which is used in farming, ranching and oil and gas exploration activities, for more than the past five years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale, and is on the Board of Directors of Houston National Bank located in Houston, Texas with assets of approximately $100 million. Mr. Johnson is also a Director of Security State Bank in Anahuac, Texas.

     Mr. Laborde has served in various capacities with Marsh & McLennan, Inc., an insurance brokerage firm, in New Orleans, Louisiana, for approximately 32 years. Since 1982, Mr. Laborde has acted as Managing Director of the New Orleans operation. Marsh & McLennan, Inc. is a subsidiary of Marsh & McLennan Companies.

     Mr. Amonett is President, Chief Executive Officer and Director of Reunion Resources Company, an oil and gas company located in Houston, Texas, and has served in these positions since July 1992. Prior thereto, Mr. Amonett practiced law with the firm of Fulbright & Jaworski where he was of counsel for more than five years. From 1982 through 1986 he served as President and Director of Houston Oil Fields Company, a Houston-based oil and gas exploration and production company. Mr. Amonett serves as a Director of PetroCorp, Incorporated, an oil and gas company, and Weatherford International Incorporated, an oil field service company. Weatherford International Incorporated's common stock is listed on the New York Stock Exchange. Reunion Resources Company and PetroCorp, Incorporated are both listed on NASDAQ.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held 11 meetings during the fiscal year ended May 31, 1995. No director attended fewer than 75% of the meetings held by the Board and the Committees on which he served.

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee but does not have a Nominating Committee. The Executive Committee was composed of Messrs. Hall and Williams during fiscal 1995 and presently is composed of Messrs. Ryan, Williams and Amonett. The Executive Committee is responsible for assisting with the general management of the business and affairs of the Company during intervals between meetings of the Board of Directors. The Executive Committee met one time during fiscal 1995.

     The Audit Committee was composed of Messrs. Amonett, Laborde and Ryan during fiscal 1995 and is presently composed of Messrs. Amonett and Laborde. The Audit Committee is charged with the duties of recommending the appointment of the independent certified public accountants; reviewing their fees; ensuring that proper guidelines are established for the dissemination of financial information to the Company's shareholders; meeting periodically with the independent certified public accountants, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting; reviewing consolidated financial statements; and performing any other duties or functions deemed appropriate by the Board. The Audit Committee met two times during fiscal 1995.

     The Compensation Committee, composed of Messrs. Johnson, Farrell and Williams both during fiscal 1995 and currently, reviews management performance and makes recommendations to the Board of Directors concerning management compensation and other corporate benefits. The Compensation Committee met two times during fiscal 1995.

COMPENSATION OF DIRECTORS

     All outside directors currently receive an annual fee of $10,000, payable semi-annually, as well as $1,000 plus reasonable travel expenses for each Board meeting, except as set forth below. Directors are not paid for telephone meetings. Directors who are officers or employees of the Company are not paid an annual fee, but otherwise are paid commensurate with the outside directors. No fees are paid for attendance at Committee meetings.

     In December 1991, the Company adopted the Non-Employee Directors' Stock Option Plan, as amended in November 1993 and November 1994 (the "Non-Employee Director Plan"), which authorizes options to purchase 205,000 shares of common stock for directors of the Company who are not employees of the Company or any of its affiliates. The purpose of the Non-Employee Director Plan is to attract and to retain the services of experienced and knowledgeable independent individuals as directors, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company, and to provide such individuals with an additional incentive to continue in their position. Pursuant to the Non-Employee Director Plan, each non-employee director receives automatic grants of options upon such director's appointment, reappointment, election or reelection to the Board of Directors equal to the product obtained by multiplying five thousand (5,000) by a number of years, or any part of any year, that such director is appointed or elected to serve on the Board of Directors. The exercise price of the options is equal to the fair market value of the Company's common stock on the date of grant, and the options expire ten years after the date of grant. Options to purchase 5,000 shares vest on the date of grant and each anniversary thereafter until all of the options granted are fully vested. Currently under the Non-Employee Director Plan, one director has been granted options to purchase 15,000 shares at $3.00 per share, one director has been granted options to purchase 10,000 shares at $6.1875 per share and 15,000 shares at $3.00 per share, one director has been granted options to purchase 15,000 shares at $6.4375 per share and 15,000 shares at $4.25 per share, one director has been granted options to purchase 15,000 shares at $6.4375 per share and 15,000 options at $3.00 per share, one director has been granted options to purchase 25,000 shares at $6.4375 per share and 15,000 shares at $4.25 per share, and one director has been granted options to purchase 50,000 shares at $6.4375 per share and 15,000 shares at $6.1875 per share. None of the Company's directors exercised their options under the Non-Employee Director Plan during the preceding fiscal year.

CURRENT DIRECTORS AND EXECUTIVE AND OTHER OFFICERS

     The following table sets forth information regarding the current directors and executive and other officers of the Company:

                                      YEAR    YEAR
                                      ELECTED ELECTED
          NAME OF                      AS      AS
    DIRECTOR OR OFFICER        AGE    DIRECTOR OFFICER        POSITION WITH COMPANY
- ----------------------------   ---    ----    ----    ------------------------------------
William A. Ryan(1)..........    68    1987    1995    Chairman of the Board of Directors,
                                                        President and Chief Executive
                                                        Officer
George W. Harrison..........    68      --    1974    Senior Vice President
John M. Slack...............    47      --    1994    Vice President, Chief Financial
                                                      Officer and Treasurer
Valerie L. Banner...........    40      --    1990    Vice President, General Counsel and
                                                        Secretary
Sidney B. Williams(1)(3)....    62    1973      --    Director
E. Theodore Laborde(2)......    57    1991      --    Director
John L. Farrell, Jr.(3).....    66    1991      --    Director
Jack M. Johnson, Jr.(3).....    57    1992      --    Director
Thomas N. Amonett(1)(2).....    51    1994      --    Director
H. Wesley Hall..............    56    1977      --    Director

- ---------------

(1) Member of the Executive Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

     Mr. Slack joined the Company in 1994 as Chief Financial Officer of the Company and shortly thereafter was elected as Vice President. Mr. Slack was elected Treasurer of the Company in March 1995. Previously, from 1986 to 1994, Mr. Slack served as Vice President -- Finance and Chief Financial Officer of Serv-Tech, Inc., a supplier of specialty maintenance services to the refining, petrochemical, oil production and utility industries, whose stock is listed on NASDAQ.

     Ms. Banner joined the Company in 1990 as General Counsel and assumed the position of Assistant Secretary during that year. In 1993, Ms. Banner assumed the position of Vice President and Secretary of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent stockholders are required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that during the year ended May 31, 1995, all filing requirements applicable to the Company's officers, directors and greater than 10 percent shareholders were satisfied. See, however, "Potential Adverse Claim."

EMPLOYMENT AND OTHER AGREEMENTS

     Mr. Slack and Ms. Banner are parties to employment agreements with the Company. Mr. Slack's employment agreement terminates October 31, 1997 but may be extended, by written amendment, at any time prior to October 31, 1997, or within thirty (30) days thereafter. Ms. Banner's employment agreement has a continually renewing term of one year until she reaches the age of sixty five (65) unless terminated earlier with or without cause by either Ms. Banner or the Company. Pursuant to the terms of such employment agreements, each officer has agreed not to disclose any confidential information regarding the Company without the prior written consent of the Company. In addition, each officer, in certain circumstances, has agreed not to compete with the Company for a minimum of one year with respect to Ms. Banner and two years with respect to Mr. Slack following the officer's termination of employment. Pursuant to such employment agreements, in the event that either officer is terminated without cause, such officer would be entitled to severance payments for a specific length of time.

     Messrs. Hall, Harrison and Bramblett entered into consulting and salary continuation agreements with the Company on December 24, 1990 which provide for the Company to retain each individual as a consultant for a period of 10 years after termination of his employment pursuant to his employment agreement, except if such individual is terminated for cause or if he voluntarily terminates his employment with the Company prior to May 31, 1995. Pursuant to such agreements, Mr. Harrison will receive an annual consulting fee of $48,000. Mr. Hall, who ceased to be an officer and employee of the Company effective August 25, 1995, and Mr. Bramblett, who retired as an officer and employee of the Company effective June 1, 1995, currently receive annual consulting fees of $150,000 and $48,000 respectively, pursuant to such agreement. Additionally, Mr. Hall was a party to a supplemental retirement agreement. See "Pension Plan for Mr. Hall."

EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth compensation information for the fiscal years ended May 31, 1995, 1994 and 1993 for the Chief Executive Officer and the other executive officers of the Company earning in excess of $100,000 during the Company's 1995 fiscal year (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                 OTHER                                      ALL
                                                                ANNUAL     RESTRICTED                      OTHER
                                                                COMPEN-     STOCK    OPTIONS/    LTIP     COMPEN-
              NAME AND                      SALARY     BONUS    SATION     AWARD(S)   SARS      PAYOUTS   SATION
         PRINCIPAL POSITION          YEAR     ($)       ($)       ($)        ($)       (#)        ($)      ($)1
- ------------------------------------ ----   -------   -------   -------    -------   -------    -------   -------
H. Wesley Hall,(2).................. 1995   250,000        --        --         --        --         --   134,750
  Chairman of the Board of
    Directors,                       1994   250,000        --        --         --    40,000         --   134,838
  President and Chief Executive
    Officer                          1993   250,000        --        --         --        --         --   133,750
George W. Harrison,................. 1995   125,000        --        --         --        --         --     1,875
  Senior Vice President              1994   125,000        --        --         --    15,000         --     2,450
                                     1993   125,000        --        --         --        --         --     1,875
William T. Bramblett,(3)............ 1995   115,000        --        --         --        --         --     1,725
  Senior Vice President              1994   115,000        --        --         --     5,000         --     2,250
                                     1993   115,000        --        --         --        --         --     1,724
Valerie L. Banner(4)................ 1995   115,917        --        --         --        --         --     1,814
  Vice President, General            1994   108,000     5,000        --         --    10,000         --     2,120
  Counsel and Secretary

- ---------------

(1) Includes (a) director's fees paid to Mr. Hall of $11,000 in fiscal 1995, (b) contributions made by the Company to the Team, Inc. Salary Deferral Plan and Trust under Section 401(k) of the Internal Revenue Code for Messrs. Hall, Harrison, Bramblett and Ms. Banner, respectively, of $3,750, $1,875, $1,725 and $1,814 in fiscal 1995, and (c) amounts accrued in fiscal 1995 with respect to the 1990 irrevocable supplemental retirement grantor trust established by the Company for the benefit of Mr. Hall of $120,000 -- See "Pension Plan for Mr. Hall."

(2) Although Mr. Hall is currently a director of the Company, effective August 25, 1995, he ceased serving as the Company's Chairman of the Board of Directors, President and Chief Executive Officer.

(3) Mr. Bramblett retired effective June 1, 1995.

(4) Ms. Banner was named an executive officer during fiscal 1994.

                          OPTION GRANTS IN FISCAL 1995

     During fiscal 1995, there were no stock options granted to the Named Executive Officers under the Company's stock option plans.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides certain information with respect to options exercised during the fiscal year ended May 31, 1995 by each of the Named Executive Officers:

                                                                                               VALUE OF
                                 NUMBER                        NUMBER OF                      UNEXERCISED
                                   OF                         UNEXERCISED                    IN-THE-MONEY
                                 SHARES                      OPTIONS AT END                 OPTIONS AT END
                                ACQUIRED                     OF FISCAL 1995                 OF FISCAL 1995
                                   ON      VALUE     -----------------------------    ----------------------------
               NAME             EXERCISE  REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----             --------  --------    -----------    -------------    -----------    -------------
    H. Wesley Hall.............    --        --        100,000          20,000             --              --
    George W. Harrison.........    --        --         22,500           7,500             --              --
    William T. Bramblett.......    --        --         17,500           2,500             --              --
    Valerie L. Banner..........    --        --         20,000           5,000             --              --

PENSION PLAN FOR MR. HALL

     Certain benefits were extended to Mr. Hall pursuant to a 1990 Supplemental Retirement Agreement, which provided for the establishment by the Company of a trust in the amount of $500,000 for the benefit of Mr. Hall. Each year, the Company recorded, for accounting purposes, a book expense of $120,000 against the trust. Pursuant to a First Amendment to Supplemental Retirement Agreement, effective June 23, 1994, Mr. Hall became fully vested in 80 percent of the value of the assets in the trust fund as of May 31, 1994 and received a distribution of same equaling $488,408.80. Effective May 31, 1995, the balance of the trust fund equaling $128,844 became fully vested and thereafter the remaining balance of the trust fund was distributed to Mr. Hall.

POTENTIAL ADVERSE CLAIM

     Mr. Hall, a current Director of the Company and former Chairman of the Board, Chief Executive Officer and President, has, subsequent to his cessation of employment with the Company, verbally asserted claims against the Company, primarily regarding certain benefits he alleges were granted to him prior to the date on which his employment was terminated with the Company. It is the Company's understanding, based upon Mr. Hall's verbal communications, that Mr. Hall is alleging, among other things, that options to purchase common stock of the Company previously awarded to him and other directors and key employees were repriced by the Board of Directors in May 1995 to reduce the option exercise price, and that the Company's executive officers and directors failed to file appropriate Form 4 and/or Form 5 reports reflecting the amended exercise price. Further, Mr. Hall has alleged that the Company's 1987 Amended and Restated Stock Option Plan was modified by the Board of Directors to provide that stock options held by Messrs. Hall, Bramblett and Harrison would not lapse upon the thirtieth day following such individual's cessation of employment with the Company, but would continue in effect. Mr. Hall further alleges that the Company's Board of Directors took action in June 1995 to extend insurance benefits to certain consultants of the Company who met specified requirements. At the alleged date of adoption, these requirements would have resulted in extended insurance benefits being provided solely to Messrs. Bramblett and Hall prior to age 65 during their tenure as consultants to the Company pursuant to their respective Consulting and Salary Continuation Agreements. The Company's Board of Directors confirmed on September 13, 1995, that none of the claimed actions were taken, except with respect to certain insurance benefits presently provided to Mr. Bramblett.

                         COMPENSATION COMMITTEE REPORT

     Pursuant to rules adopted by the Securities and Exchange Commission, the Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of independent outside directors, has furnished the following report on executive compensation:

     The Committee's major responsibilities include, but are not limited to, the following:

          1. Reviewing the Company's major compensation and benefit practices, policies and programs with respect to executive officers;

          2. Reviewing executive officers' salaries and bonuses; and

          3. Administering the Company's stock option plans.

     Following review and approval by the Committee, all issues pertaining to the compensation of, and the grant of options to, the executive officers are submitted to the full Board of Directors for approval.

COMPENSATION PHILOSOPHY

     The Committee's compensation philosophy operates on several different levels. First, the Committee must ensure that the compensation is competitive in order to attract and retain highly qualified executives. In order to facilitate the first objective, the Committee as a rule considers various compensation surveys and proxy statements for companies in the industry of comparable size and complexity to the Company. Second, in order to motivate its executives, the Committee links executive pay levels to the performance of the Company through the grant of options pursuant to the stock option program. Third, the Committee endeavors to reward outstanding individual contributions to the Company and to set compensation at levels that reflect each executive officer's individual contribution towards the Company's goals through its bonus and stock option programs. The Committee endeavors to support the Company's commitment to providing superior shareholder value. The compensation and related programs are designed to reward and motivate executives for the accomplishment of the Company's commitment to its shareholders.

COMPENSATION PROGRAM COMPONENTS

     Messrs. Hall, Harrison and Bramblett's salaries were established pursuant to employment agreements entered into with the Company in December 1990 which expired May 31, 1995. Pursuant to these agreements, Messrs. Hall, Harrison and Bramblett received annual salaries of $250,000, $125,000 and $115,000 for fiscal 1995. Although Mr. Harrison's employment agreement has expired, the Committee will recommend to the Board of Directors that Mr. Harrison should, at the present time, continue in his current position at an annual salary of $125,000. In addition, Messrs. Hall, Harrison and Bramblett entered into consulting and salary continuation agreements with the Company on December 24, 1990 which provide for the Company to retain each individual as a consultant for a period of 10 years after termination of his employment pursuant to his employment agreement, except if such individual was terminated for cause or if he voluntarily terminated his employment with the Company prior to May 31, 1995. Pursuant to such agreements, Mr. Harrison will receive an annual consulting fee of $48,000. Mr. Hall, who ceased to be an officer and employee of the Company effective August 25, 1995, and Mr. Bramblett, who retired as an officer and employee of the Company effective June 1, 1995, currently receive annual consulting fees of $150,000 and $48,000 respectively, pursuant to such agreements. Additionally, Mr. Hall was a party to a supplemental retirement agreement. See "Pension Plan for Mr. Hall".

     Base salaries for Ms. Banner and Mr. Slack are set forth in their respective employment agreements. The Committee does, however, retain the discretion to reward Ms. Banner and Mr. Slack with upward compensation adjustments and/or bonuses as conditions merit.

     To achieve its compensation goals, the compensation program consists of four components -- base salary, bonuses, various employee benefits (including medical and life insurance and 401(k) plan benefits generally available to the employees of the Company) and the Company's stock option plan. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Maximizing shareholder value is a basic principle underlying the Company's pay programs.

     Annually, the Committee seeks to review the base salary of each executive officer to determine its fairness. In addition, the Committee has recently retained the services of an independent compensation consultant specializing in executive compensation to assist the Committee in analyzing the Company's compensation and benefit practices, policies and programs with respect to its executive officers. During its annual consideration of the base salaries of the executive officers, the Committee considers the level of responsibility, experience and performance of each executive officer. The Committee also takes into account the competitive conditions of the marketplace, the Company's profitability as well as the cost of living index. When reviewing competitive conditions of the marketplace, the Committee considers the Company's pay levels with those of companies of similar size and complexity. As the Company believes there is no survey data relating to the Company's service industries, the Company studies compensation surveys for companies of a similar size and complexity and various other data and information brought to its attention, including proxy statements, of companies in the Company's service industry. Based on such information, the Committee endeavors to ensure that the pay levels fall in the median range of the amounts paid by the comparable companies. In certain circumstances, bonuses may be awarded to those executive officers who have made outstanding individual contributions during the current fiscal year.

     Additionally, all executive officers are eligible to receive stock options, at the Committee's discretion, giving them the right to purchase shares of the Company's stock at a specified price in the future. By increasing senior management's equity position in the Company, the interests of the shareholders and the executives will be more closely aligned.

     In order to ensure Ms. Banner of a more competitive salary with her peers, the Compensation Committee granted her a $10,000 increase in salary during the 1995 fiscal year. Additionally, as an inducement for Mr. Slack to join the Company, Mr. Slack was granted options to purchase 12,500 shares of the Company. No other salary increases or grants of stock options were given to the Company's executive officers during fiscal 1995. The Committee continues to consider its pay levels to be fair and competitive.

     As previously mentioned, the Committee and the consultant recently retained by the Committee are currently working together to formulate recommendations regarding the Company's pay practices to be submitted to the Board of Directors for consideration.

PERFORMANCE MEASURES

     When evaluating annual executive compensation, the Committee considers the Company's earnings, adjusted for certain unusual or nonrecurring items, return on net investment and cash flows. These factors are compared to the Company's prior year's performance, its annual business plan and the performance of other companies which operate in the same industry segments as the Company. These performance measures assist the Committee in ensuring that the interests of its shareholders, as well as its executives, are represented in a fair and equitable manner.

     No specific fixed weighting or formula is applied to such performance measures. Rather, the Committee exercises its judgment in evaluating financial and non-financial factors and in determining appropriate compensation.

FISCAL 1995 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As previously noted, Mr. Hall's annual salary of $250,000 was set forth in an employment agreement with the Company, which Agreement was entered into on December 24, 1990 and terminated on May 31, 1995. Mr. Hall did not receive a salary increase, bonus or grant of stock options during fiscal 1995. Effective August 25, 1995, Mr. Hall ceased to be Chief Executive Officer of the Company.

OTHER

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") restricts the ability of a publicly-held corporation to deduct compensation in excess of $1,000,000 paid to its Chief Executive Officer and the four most highly compensated officers. During the 1995 fiscal year, the threshold was not met for any of the executive officers. However, the Committee continually reviews all aspects of the Act in order to determine future compliance issues regarding same.

     This Compensation Committee Report was for the most part prepared by management at the direction of the Committee, and approved by the Committee.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Jack M. Johnson, Jr. -- Chairman       William A. Ryan -- Chairman
John L. Farrell, Jr.                   E. Theodore Laborde
Sidney B. Williams                     Sidney B. Williams
(October 28, 1994 to present)          (June 1, 1994 to October 28, 1994)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Williams served on the Committee and Board of Directors during fiscal 1995. Mr. Williams is also a sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams and Martin in Houston, Texas which rendered services to the Company during fiscal 1995. Fees to the law firm did not exceed five percent of that law firm's gross revenue for its last full fiscal year. In addition, each of the members of the Committee has been granted options under the Company's Non-Employee Director Plan.

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following graph compares the Company's cumulative total shareholder return on its common stock for a five-year period (May 31, 1990 to May 31, 1995), with the cumulative total return of the American Stock Exchange Market Value Index ("ASEMVI"), and a peer group of companies selected by the Company. The "Peer Group" is described in more detail below. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at May 31, 1990 and that all dividends were reinvested.

                 COMPARISON OF CUMULATIVE TOTAL RETURN*

- -------------------------------------------------------------------------
DESCRIPTION           1990     1991     1992     1993     1994     1995
- -------------------------------------------------------------------------

TEAM, INC.          $100.00  $ 53.13  $ 38.84  $ 29.50  $ 26.22  $ 11.47

AMEX COMPOSITE      $100.00  $102.46  $108.71  $120.70  $121.32  $135.54

PEER GROUP ONLY     $100.00  $ 86.44  $ 76.37  $ 60.88  $ 49.25  $ 35.65


         * Total Return Assumes Reinvestment of Dividends
         NOTE: Total Returns Based on Market Capitalization

     The peer group is composed of five companies which provide environmental emissions monitoring, consulting and/or leak repair services. Certain of the members of the peer group became reporting companies pursuant to Section 15(d) of the Securities Exchange Act of 1934 during the preceding five fiscal years (as noted below). The returns of each company have been weighted according to their respective market capitalization for purposes of arriving at a peer group average. The members of the peer group are Air and Water Technologies Corporation, Dames & Moore, Inc. (began reporting in March 1992), International Testing Services, Inc. (began reporting in August 1991), Kaneb Services, Inc. and Versar, Inc.

     The foregoing graph is based on historical data and is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock (the only class of voting securities of the Company) as of September 15, 1995 of (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director of the Company, (c) the Named Executive Officers and (d) all executive and other officers and directors of the Company as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the vested stock options owned by such person and the exercise by no other person (or group) of stock options. Unless otherwise indicated, the address of each person named below is the address of the Company at 1001 Fannin Street, Suite 4656, Houston, Texas 77002.

                                                             NUMBER
                                                               OF
                         NAME AND ADDRESS                    SHARES
                       OF BENEFICIAL OWNER                   OWNED(1)          PERCENTAGE
                       -------------------                   -------           ----------
        William A. Ryan...................................    45,500(2)           0.9%

        Sidney B. Williams................................   106,906(3)           2.0%
          1400 Citicorp Center
          1200 Smith Street
          Houston, Texas 77002

        John L. Farrell, Jr. .............................    35,000(4)           0.7%
          c/o The Morgan Investment Group
          5410 S. 94th, E. Ave.
          Tulsa, Oklahoma 74145

        E. Theodore Laborde...............................    26,886(5)           0.5%
          601 Poydras Street, Suite 1850
          New Orleans, Louisiana 70130

        Jack M. Johnson, Jr. .............................    25,000(6)           0.5%
          127 N. McCarty
          Eagle Lake, Texas 77434

        Thomas N. Amonett.................................    11,000(7)           0.2%
          2801 Post Oak Boulevard, Suite 400
          Houston, Texas 77056

        H. Wesley Hall....................................   203,495(8)(12)       3.9%
          2925 Albans
          Houston, Texas 77005

        George W. Harrison................................   130,495(9)(12)       2.5%
          1019 S. Hood Street
          Alvin, Texas 77511

        William T. Bramblett..............................    78,982(12)          1.5%

        Valerie L. Banner.................................    21,174(10)(12)      0.4%

        All directors and executive and other officers as
          a group (10 persons including nine of the
          10 directors and officers listed above).........   621,706(11)(12)     11.3%

                                             (Table continued on following page)

                                                             NUMBER
                                                               OF
                         NAME AND ADDRESS                    SHARES
                       OF BENEFICIAL OWNER                   OWNED(1)            PERCENTAGE
                       -------------------                   --------            ----------
        Brinson Partners, Inc. ...........................   497,600(13)          9.6%
          209 South LaSalle
          Chicago, Illinois 60604-1295

        Dimensional Fund Advisors Inc. ...................   324,700(14)          6.3%
          1299 Ocean Avenue, 11th Floor
          Santa Monica, California 90401

- ---------------

 (1) The information as to beneficial ownership of common stock has been furnished, respectively, by the persons and entities listed. Each individual or entity has sole power to vote and dispose of all shares listed opposite his or its name except as indicated below.

 (2) Includes 500 shares owned by Joan Ryan, Mr. Ryan's wife, and 40,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Ryan.

 (3) Includes 2,685 shares owned by Nancy Williams, Mr. William's wife, and 1,000 shares held as custodian under the Uniform Gift to Minors Act for Mr. William's nephews. Mr. Williams disclaims any economic interest in these shares. Also includes 65,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Williams.

 (4) Includes 30,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Farrell.

 (5) Includes 1,886 shares owned by Mr. Laborde and his wife, Mary Laborde, as joint tenants. Also includes 25,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Laborde.

 (6) Includes 20,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Johnson.

 (7) Includes 10,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Amonett.

 (8) Includes 400 shares owned by the Estate of Herbert W. Labadie, Deceased, of which Lou Hall, Mr. Hall's wife, is executrix, and 100,000 shares which may be acquired pursuant to the exercise of stock options by Mr. Hall.

 (9) Includes 22,500 shares which may be acquired pursuant to the exercise of stock options by Mr. Harrison.

(10) Includes 20,000 shares which may be acquired pursuant to the exercise of stock options by Ms. Banner.

(11) Calculation does not include shares held by Mr. Bramblett who has retired as an executive officer of the Company. Includes 338,750 shares which may be acquired pursuant to the exercise of stock options.

(12) Includes shares allocated to the employee through his participation in the Company's Employee Stock Ownership Plan and the Salary Deferral Plan and Trust. According to the latest statements for said plans, the shares are allocated as follows:


                                                                                           ALL
                                                                                        EXECUTIVE
                                                                                           AND
                                                                                          OTHER
                                                                                        OFFICERS
                                           MR.          MR.          MR.         MS.      AS A
                                          HALL       HARRISON     BRAMBLETT    BANNER     GROUP
                                          -----      --------     ---------    ------   --------
         Employee Stock Ownership
           Plan.........................  1,740         914          830       174       1,088
         Salary Deferral Plan and
           Trust........................  1,604      13,565       10,162         0      13,565

                                         (Footnotes continued on following page)

     Calculation for all executive and other officers as a group does not include Messrs. Hall and Bramblett, both of whom have ceased to be executive officers of the Company.

(13) Includes 227,200 shares owned by Brinson Partners, Inc. and 270,400 shares owned by Brinson Trust Company. Each owner retains sole voting and dispositive power with respect to the shares owned by such owner. The Company has relied upon information contained in an Amendment No. 4 to
     Schedule 13G filed with the SEC on February 14, 1995.

(14) The Company has relied upon information contained in Amendment No. 2 to
     Schedule 13G filed with the SEC on February 16, 1995.

     The Company does not know of any arrangement that may at a subsequent date result in a change of control of the Company.

         PROPOSAL TWO -- APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's Audit Committee has recommended and the Board of Directors has approved and now recommends the appointment of Deloitte & Touche as independent certified public accountants to audit the Company's accounts for the fiscal year ended May 31, 1996. The firm has audited the Company's accounts since 1974. Approval of the appointment will require the affirmative vote of a majority of the shares represented and voted at the meeting.

     A representative of Deloitte & Touche will attend the 1995 Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.

                                 OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the meeting by others. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder to be presented at the Company's Annual Meeting of Shareholders in 1996 must be received by the Company no later than May 29, 1996 in order to be eligible for inclusion in the Company's Proxy Statement and form of proxy used in connection with such meeting.

                                          By Order of the Board of Directors

                                          William A. Ryan
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer

September 26, 1995

[TEAM LOGO] recycled paper

PROXY

                                  TEAM, INC.


The undersigned hereby appoints William A. Ryan and John M. Slack, and either or both of them, with full power of substitution in each, as proxy or proxies of the undersigned to represent and vote all of the shares of common stock of Team, Inc. ("Company"), which the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders of the Company to be held on Wednesday, November 1, 1995, at 3:00 p.m. Houston time, at The Wyndham Warwick, The Presidential Suite, 5701 Main Street, Houston, Texas, and at any adjournments thereof, as follows:

Election of Directors, Nominees:

Sidney B. Williams

George W. Harrison




THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. PLEASE SIGN, DATE AND RETURN THIS PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED FOR A PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL. Any proxies previously given by the undersigned are hereby revoked. Receipt of Notice of the above Annual Meeting of Shareholders and of the related Proxy Statement is hereby acknowledged.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

/X/  PLEASE MARK YOUR                                        SHARES IN YOUR NAME
     VOTES AS IN THIS
     EXAMPLE

                                   WITHHOLD
                         FOR       AUTHORITY

1. Election of           / /          / /
   two Class
   III members
   of the Board
   of Directors:

For, except vote withheld from the following nominee(s):

_________________________________________________________


                                   FOR    AGAINST    ABSTAIN

2. Proposal to approve the         / /      / /        / /
   appointment of Deloitte &
   Touche as the Indepen-
   dent certified public
   accountants of the
   Company.


3. In their discretion on such other matters as may properly come before the meet-ing and any adjournments thereof.



SIGNATURE(S)________________________________________________ DATE: _______, 1995


SIGNATURE(S)________________________________________________ DATE: _______, 1995
NOTE: (When signing as attorney, executor, trustee, guardian, corporate officer or other agent, please give full title.)